Exhibit 99.2

Philip Morris International Inc.

2012 Third-Quarter Results Conference Call

October 18, 2012

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2012 third-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the third-quarter 2012 and comparing them with the same period in 2011, unless otherwise stated. References to volumes are to PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing adjustments to net revenues and OCI, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s webcast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

We remain confident that the fundamentals of our business are solid, despite the difficult comparisons in the third-quarter that we have previously discussed. We expect to achieve our annual organic volume growth target of 1% and adjusted diluted EPS growth in line with our mid-to-long term constant currency annual growth target for the full year 2012.

Today, we narrowed the range of our 2012 reported diluted earnings per share guidance to $5.12 to $5.18, compared to $4.85 in 2011.

This guidance includes unfavorable currency of 23 cents, a tax charge of 5 cents related to the closing of the U.S. Federal Income Tax Audit for the years 2004 – 2006 and 2 cents for asset impairment and exit costs.

Excluding the impact of currency, the aforementioned tax charge and asset impairment and exit costs, our guidance implies a growth rate of approximately 11% to 12%, compared to an adjusted diluted EPS of $4.88 in 2011. Let me remind you that if we exclude the 10 cent hurdle due to Japan in 2011, the growth rate would be even higher at 13.5% to 14.5%.

Our revised guidance also reflects increased investments in marketing, sales and distribution, particularly in the Asia and EEMA Regions.

(SLIDE 5.)

Turning to our third-quarter results.

We posted our strongest-ever quarterly results this time last year, with organic cigarette volume growth of 4.4% and adjusted diluted EPS up 33% on a currency-neutral basis.

As expected, therefore, our third quarter results this year suffered from these very tough comparisons with organic cigarette volume down 1.3% and adjusted diluted EPS up only 5.8% on a currency-neutral basis.

(SLIDE 6.)

Through the end of September this year, we have achieved strong results with organic cigarette volume up by 0.7%. Excluding currency and acquisitions, our net revenues and adjusted OCI have increased by 5.4% and 6.9%, respectively. Adjusted diluted EPS has grown on a currency-neutral basis by 10.9%.

(SLIDE 7.)

Let me now move to the European Union where economic conditions continue to be very difficult.

Unemployment continues to rise in the southern European countries, most notably Spain. Consequently, tax-paid cigarette volumes were down at a double-digit rate in the quarter in Greece, Spain and Italy while, in contrast, the decline in Germany was a much more moderate 2.0%. For the EU Region as a whole, the decline was 7.5%, an improved trend compared to the second quarter, and down 6.5% through the first nine months of the year. For the full-year 2012, we still expect that cigarette industry volume will decline by about 6%.

(SLIDE 8.)

A key component in the decline of the duty-paid cigarette markets in Southern Europe has been adult smokers switching to lower-taxed fine cut products and to illicit cigarettes. This can be illustrated by Italy, where the duty-paid cigarette industry volume declined by 10.1% during the third quarter, while fine cut grew by 41%. In addition, the incidence of non-domestic illicit trade for 2012 in Italy is expected to reach approximately 9%, up from an estimated 6.5% in 2011.

Our business performed very well in this difficult environment. Marlboro gained 0.8 points in the quarter to reach a cigarette market share of 23.5%. This was sufficient, along with the 0.4 share points gained by Philip Morris Selection, to more than offset the share decline of our traditional local brand Diana. Overall, PMI’s market share rose by 0.2 points to 53.2%. We are now also the leader in the fine cut category and doubled our share to 27.2% behind Chesterfield and the launch of Diana.

(SLIDE 9.)

In Germany, where unemployment remains low, cigarette industry volume declined just 2.0% in the third quarter, while sales of fine cut products increased by 2.3%. These robust trends took place despite tax-driven retail price increases earlier this year, and were due in part to a reduction in border sales.

Marlboro continued to gain share in the cigarette category in the third quarter, up 0.2 points to 21.0%. With L&M essentially stable at 10.2%, our overall cigarette market share was in line with 2011.

(SLIDE 10.)

In the EU Region as a whole, economic conditions will remain difficult until the issue of unemployment is tackled. In the third quarter, our cigarette shipments declined by 8.1%, or 4.6 billion units, driven by the 7.5% decrease in industry volume. Our fine cut volume, in contrast, increased by 15.2%. The drop in our cigarette volume can be, in large part, attributed to an increase in illicit trade, particularly in southern European countries where total tobacco smoking incidence levels have remained relatively stable.

We are very pleased by the performance of Marlboro in the quarter. In an obviously difficult environment for premium brands, Marlboro was able to expand its market share by 0.4 points to 18.4%. Marlboro’s share grew not only in Germany and Italy, but also in markets such as Belgium, Greece and across Central Europe, notably Poland.

L&M remained resilient despite a 0.2 share points decline to 6.5%, attributable to adult smokers up-trading to Marlboro in Greece and Poland. Chesterfield gained 0.3 points to reach 3.5%, reinforcing our overall position in the low-price segment. Overall, our cigarette market share remained stable at 38.1%, while we further expanded our position in fine cut, adding 0.6 points to reach a category share of 13.4%.

Across the EU Region, our pricing remained strong, the latest increase having taken place this month in France. However, the positive pricing variance was insufficient to offset the volume decline. Net revenues and adjusted OCI, excluding currency, were consequently down by 1.9% and 2.9%, respectively. This also reflects the continued investments behind our brands and field sales force. In the first nine months of the year, adjusted OCI on the same basis has decreased by just 0.9%, and we remain confident that we should be able to achieve an increase in profitability, excluding currency, in the EU Region for the full-year 2012.

(SLIDE 11.)

Our results in the Asia Region were impacted by the difficult volume comparisons in Japan and Korea, where our shipments grew by 47.1% and 22.4%, respectively, in the third quarter of 2011. We also faced challenging comparisons in Indonesia, where we achieved a 22.5% volume increase in the third quarter of last year. Nevertheless, our volume this quarter in Indonesia grew by a further 13.0% as we continued to increase our share in this growing market.

Adjusted OCI, excluding currency and acquisitions, grew by 1.2% in the Asia Region during the quarter, this despite the unfavorable geographic mix. Improved profitability in Indonesia and higher pricing across the Region more than offset the impact of lower volumes in Japan and Korea. Importantly, our market share in Korea has sequentially improved from the second to third quarter of this year and is at a higher margin following our price increase in February 2012.

(SLIDE 12.)

Industry volume in Japan declined by 7.7% in the quarter, compared to a very distorted third quarter last year when distributor and trade inventories had been replenished to ensure adequate stock levels following the events in Japan. Nevertheless, we still expect stable industry volume for the full-year 2012.

PMI’s market share of 27.5% in the third quarter reflects a continued positive trend for Marlboro, which increased its quarterly share sequentially in 2012 to 12.5%. On a September year-to-date basis, PMI’s market share of 27.8% remains nearly 3 share points higher than the level before the events unfolded in Japan last year.

However, we have witnessed unusually high levels of competitive product introductions, which have put pressure on our traditional brands, Lark and Philip Morris. We continue to develop our innovation pipeline and expect Marlboro’s positive momentum to continue. For the full-year, we are now expecting our market share to be slightly below our 2011 exit share of approximately 28%.

(SLIDE 13.)

Our leading position and our strong share momentum in Indonesia give us a unique position in the global tobacco industry. Market growth is expected to continue, driven by favorable demographics. In addition, improving consumer purchasing power is helping to drive uptrading, with the premium segment reaching a share of 27.4% in the third quarter, compared to 24.9% a year ago.

In the third quarter, we witnessed a decline in the low price segment, where retail selling prices have increased at a faster rate than in other price segments. As a result, combined with the anticipated enforcement of Decree 191 by the end of November, which will eliminate a tax loophole, we expect industry volume to grow in the range of 6-7% for the full-year 2012.

Our volume increased by a further 13.0% in the third quarter and market share grew by 3.3 points to 34.9% with a particularly strong performance from premium-price Sampoerna A in the kretek category and Marlboro in the “white” cigarette category.

(SLIDE 14.)

Let me conclude the Asia Region with an update on plain packaging. As you know, the Australian High Court ruled in August that the plain packaging legislation does not violate the Australian Constitution and on October 5th issued its reasoning.

In reaching their conclusion, 6 of the 7 High Court judges recognized that plain packaging deprives tobacco companies of valuable intellectual property.

The conclusions of the High Court are significant for other governments considering plain packaging as they demonstrate that plain packaging is a deprivation of property, something that we expect would raise serious questions about the legality of plain packaging legislation in other jurisdictions.

The ruling turned on the specific, if not unique, nature of the Australian Constitution, which provides broad powers to the Commonwealth Parliament to make laws but contains few protections for basic rights. Australian law is violated only if the Government, as the taker of property, receives a proprietary benefit from that property. Despite the fact that property was taken, the Court found that the government did not “acquire” the property because it did not receive such a proprietary benefit. By contrast, the law in Europe and other countries is different. For example, in contrast to the Australian Constitution, the Constitutions of the EU Member States generally contain strong protections for fundamental rights and place limits on the powers of central governments. A finding that manufacturers have been “deprived” of property would, in our view, amount to a violation of a number of EU and Member State laws.

Due to the scope of this specific case, the Australian High Court did not rule on whether plain packaging will reduce smoking prevalence or whether plain packaging breaches Australia’s international trade and treaty obligations.

The High Court ruling confirms that other ongoing international legal cases are strong and that the Australian government is at serious risk of having to pay substantial compensation in these cases or bring its plain packaging measures into conformity with international treaties, or both.

(SLIDE 15.)

Three countries have already initiated proceedings against Australia before the World Trade Organization (WTO) on the ground that the plain packaging legislation is contrary to Australia’s obligations as a WTO member. PM Asia is suing the Australian government for multiple breaches of its Bilateral Investment Treaty with Hong Kong. Decisions in these cases are expected within two to three years. In broad terms, these cases will examine a number of issues, including:

•	Whether there is any valid evidence that plain packaging will reduce smoking rates;

•	Whether there are effective, less restrictive alternatives that Australia could have implemented instead;

•	Whether plain packaging breaches Australia’s international trade and treaty obligations; and

•	Whether the Australian government will need to pay compensation to PM Asia.

We believe that the international legal cases are strong, and there is still a long way to go before all the legal questions about plain packaging are fully explored and resolved.

(SLIDE 16.)

Let me now move to the Latin America & Canada Region, which had solid share momentum in the third quarter. Although volume was down, we increased our share in the key markets of Argentina, Brazil, Colombia and

Mexico. Marlboro was particularly strong across the Region with share up in Brazil, Colombia and Mexico. Excluding currency, adjusted OCI increased by 10.5% in the third quarter.

(SLIDE 17.)

The EEMA Region was our strongest performer in the quarter, this despite a challenging comparison. Volume grew by 3.0% with continued strong business momentum in Russia and Turkey, as well as an improving market climate in Egypt.

Higher volumes, a favorable mix, and pricing in Russia and many other markets, resulted in a growth in adjusted OCI, excluding currency and acquisitions, of 17.3%. This is the sixth consecutive quarter that our volume/mix has been favorable in the EEMA Region.

(SLIDE 18.)

Russia was a key driver of our strong EEMA Region performance, both in terms of volume and pricing. In July, we implemented a tax-driven 3 Ruble per pack price increase. Along with lower revised estimates for industry volume in the first half of the year and higher prices in the market, industry volume is now expected to show a slight decline for the full-year 2012.

Our volume, in contrast, increased by 4.5% in the quarter thanks to our good share momentum, as well as some favorable inventory adjustments. Our Nielsen market share on a quarter and year-to-date basis through the end of August was 0.7 and 0.6 points higher at 26.5% and 26.2%, respectively. Parliament, Bond Street and Next remain the key drivers of our stronger share performance. We are also pleased that L&M’s turnaround is gaining momentum, with a 0.2 share point gain in the first two months of the quarter.

(SLIDE 19.)

In Russia, the government approved amendments to the Tax Code at the end of September, including excise tax rates for the period 2013-2015. The government has reconfirmed the excise tax rates for cigarettes in 2013-2014 and extended the tax code to 2015 with an indexation of the specific excise tax set at 20%. The Duma will now review the code by mid-November and we expect a final vote by year-end.

(SLIDE 20.)

On a year-to-date September basis, Marlboro grew share in all four Regions, benefiting from a robust pipeline of innovative products. Marlboro’s share increased notably in Argentina, Germany, Indonesia, Italy, Mexico and Poland. On a worldwide basis, excluding China and the USA, the brand’s share increased to 9.3%.

(SLIDE 21.)

While we are pleased by Marlboro’s strong performance, we are even more delighted by Parliament in the above premium segment. Parliament volume increased by 10.7% in the third quarter and by 9.4% so far this year. The brand has gained share year-to-date in four of its most important markets and is making inroads in newer markets. In Turkey, Parliament achieved a market share of 8.7%, representing a gain of 0.8 points August year-to-date.

(SLIDE 22.)

We continue to expand our market share in our top 30 OCI markets. Our September year-to-date share reached 37.0%. This is 0.4 points above our full-year 2011 share and 1.5 points above our full-year 2010 share.

(SLIDE 23.)

The pricing environment continues to be favorable. This is highlighted by the $505 million in pricing variance that we achieved in the third quarter and the $1.3 billion year-to-date.

(SLIDE 24.)

The combination of strong pricing, limited input cost increases and productivity savings has enabled us to continue to grow our superior adjusted OCI margin. On a PMI-wide basis, our adjusted OCI margin, excluding currency and acquisitions, reached 46.2%, a gain of 0.7 points, in the first nine months of the year.

(SLIDE 25.)

On a September year-to-date basis, our free cash flow reached $7.1 billion. Compared to the previous year, free cash flow, excluding currency, was down $1.7 billion or 18.6%. The decrease was driven by higher working capital requirements, mainly related to finished goods forestalling and the planned replenishment of tobacco leaf and clove inventories. For the full-year 2012, we expect that our free cash flow, excluding currency, will be down slightly and will not adversely impact our dividend and share repurchase programs.

(SLIDE 26.)

Our confidence in the underlying strength of the business and our ability to continue to generate significant cash flow is reflected in the 10.4% increase in our dividend that was announced last month. Since the March 2008 spin-off, we have raised the dividend five times, increasing the annualized dividend by almost 85% over the period.

(SLIDE 27.)

We spent $1.5 billion to repurchase a further 16.7 million shares in the third-quarter. Since the spin-off, we have now used almost $26 billion to repurchase nearly 467 million shares at an average price of $55.49. We continue to target spending of $6 billion this year.

(SLIDE 28.)

In conclusion, the third quarter of 2012 was, as expected, a difficult quarter in terms of comparisons with last year’s record third quarter.

Looking at our performance year-to-date through September, we remain confident that for the full year 2012, we should be able to deliver on our 1% organic volume annual growth target, driven by strong performances in the Asia and EEMA Regions.

We narrowed the range of our 2012 reported diluted EPS guidance to $5.12 to $5.18. Excluding the impact of currency, a tax charge and asset impairment and exit costs, our guidance implies a growth rate of approximately 11% to 12%.

Finally, we remain steadfast in our commitment to deliver superior returns to our shareholders evidenced by the fifth consecutive increase in our dividend since the spin and our $6 billion target for share repurchases this year.

(SLIDE 29.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team here in Lausanne.

Thank you again and have a nice day.